Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 2nd Quarter Earnings

Tappahannock, VA, July 26, 2004/PR Newswire/ BOE Financial Services of Virginia, Inc.(NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the second quarter of 2004. Net income for the second quarter of 2004 was $697,000, a 9.4% increase from 2003 second quarter income of $637,000. Fully diluted earnings per common share were $0.58 in the second quarter of 2004 compared to $0.54 in the second quarter of 2003. Tangible book value increased from $18.35 at June 30, 2003 to $18.76 per common share at June 30, 2004.

This increase in quarterly earnings was primarily attributable to a $99,000 increase in noninterest income. Noninterest income increased $99,000, or 35.0%, from $283,000 in the second quarter of 2003 to $382,000 in the second quarter of 2004. This increase was the result of an automated program for overdraft fees, which significantly reduced the percentage of fees waived by the bank. Also contributing to the increase in net income for the second quarter of 2004 was a $75,000 reduction in provision for loan losses from $150,000 in the second quarter of 2003 compared to $75,000 for the same period in 2004.

For the six month period ended June 30, 2004 BOE Financial Services of Virginia reported a 12.2%, or $143,000, increase in net income. Net income for the six months ended June 30, 2004 was $1,317,000 compared to six month earnings of $1,174,000 in 2003. This increase was primarily the result of a 7.6% increase in net interest income after provision for loan losses in 2004 compared to 2003.

Through Bank of Essex, BOE Financial Services of Virginia operates six full service banking offices in Tappahannock, Central Garage, Mechanicsville, West Point and Glen Allen, Virginia. Contact: Bruce E. Thomas, Sr. Vice President/Chief Financial Officer (804)-443-4343.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet

	06/30/2004	06/30/2003	Percent Change
ASSETS
Cash and due from banks	$10,106	$8,616	17.3%
Securities Available-for-Sale	53,047	45,409	16.8%
Equity Securities, Restricted	937	947	-1.1%
Federal funds sold	—	5,009	-100.0%
Loans held for sale	160	145	10.3%
Loans, net	161,710	164,543	-1.7%
Premises and fixed assets, net	6,474	6,653	-2.7%
Intangible assets, net	839	965	-13.1%
Other assets	3,706	3,116	18.9%

Total assets	$236,979	$235,403	0.7%

LIABILITIES
Deposits
Non-interest bearing	$25,117	$21,141	18.8%
Interest bearing	178,313	185,606	-3.9%

	203,430	206,747	-1.6%
Federal funds purchased	5,692	—
Federal Home Loan Bank advances	—	4,000
Accrued interest payable	309	314	-1.6%
Other liabilities	445	1,714	-74.0%
Trust preferred capital notes	4,000	—	100.0%

Total liabilities	$213,876	$212,775	0.5%

EQUITY CAPITAL
Common stock	$5,933	$5,902	0.5%
Surplus	5,058	4,967	1.8%
Retained earnings	11,649	9,803	18.8%
Accumulated other comprehensive income, net	463	1,956	-76.3%

Total equity capital	$23,103	$22,628	2.1%

Total liabilities and equity capital	$236,979	$235,403	0.7%

Income Statement	For the quarter ended 06/30/2004	For the quarter ended 06/30/2003	Percent Change
Interest income	$3,228	$3,429	-5.9%
Interest expense	890	1,069	-16.7%

Net interest income	$2,338	$2,360	-0.9%
Provision for loan losses	75	150	-50.0%

Net interest income after provision for loan losses	$2,263	$2,210	2.4%

Noninterest income	$382	$283	35.0%
Securities (gains)/losses	40	5	700.0%
Noninterest expense	1,785	1,691	5.6%
Income taxes	204	170	20.0%

Net income	$696	$637	9.3%

Earnings per share, fully diluted	$0.58	$0.54	7.4%

Income Statement	Six months Ended 06/30/2004	Six months Ended 06/30/2003	Percent Change
Interest income	$6,410	$6,754	-5.1%
Interest expense	1,777	2,187	-18.7%

Net interest income	$4,633	$4,567	1.4%
Provision for loan losses	150	400	-62.5%

Net interest income after provision for loan losses	$4,483	$4,167	7.6%

Noninterest income	$738	$569	29.7%
Securities (gains)/losses	50	22	127.3%
Noninterest expense	3,521	3,271	7.6%
Income taxes	433	313	38.3%

Net income	$1,317	$1,174	12.2%

Earnings per share, fully diluted	$1.10	$0.99	11.1%
Tangible book value per share	$18.76	$18.35	2.2%